Exhibit 99.1

Exclusive: First Capital to Secure Strategic Investment in Provasi

Aug 15 2016

First Capital Real Estate Investments, a vertically integrated investment firm and sponsor of direct investment products, is making a strategic investment in the parent company of Provasi Capital Partners in order to expand its distribution and investment platform.

As an equity investor in the partnership, First Capital will have access to an expanded distribution platform – which spans institutional, wire house, regional and independent broker-dealers, while Provasi now has a strategic partner that can provide capital and new investment products.

“This investment will accelerate our strategy to expand our nationwide investment footprint,” said Suneet Singal, founder and managing partner of First Capital. “As a result of this partnership, First Capital will have access to a top-tier distribution team that has raised $6 billion. Additionally, the expanded team will create and distribute new, differentiated products that can help advisors and their clients build better, more diversified portfolios.”

Frank Muller, chief executive and president of Provasi noted that this is the “perfect time” for such a strategic transaction, given the “current regulatory uncertainty and disruptions in the market.”

“Over the course of several months, many discussions were had with multiple interested parties,” said Muller. “Ultimately, First Capital Real Estate—a vertically integrated real estate company based in New York—rose to the top of the list for a variety of reasons; from their complementary business model and like-minded corporate culture, to their strong balance sheet and positive track record.”

First Capital has engaged in a number of ongoing strategic investments over the past year, including the September 2015 acquisition of United Realty Advisors, a firm founded by New York real estate developer Jacob Frydman.

In June of this year, First Capital announced a strategic partnership with Forum Partners Investment Management, and the following month announced a potential strategic transaction with Presidential Realty Corporation.

Provasi Capital Partners was formerly known as Behringer Securities, and served as the distribution arm for Behringer-sponsored investment programs before its current incarnation as a multiple manager distributor. The Provasi brand launched in October 2015.

Founded in 2003, First Capital Real Estate Investments offers a range of investment and real estate services including finance structuring (debt and equity), real estate acquisition, land development, construction of both residential and commercial, retail operations and asset reposition to stabilization. The company’s investment strategy focuses on secondary and tertiary markets seeking opportunistic assets with value-add potential.